Exhibit 10.1

EXECUTIVE TRANSITION SERVICES AGREEMENT

SAFECO CORPORATION

and

MICHAEL S. McGAVICK

Dated as of December 6, 2005

EXECUTIVE TRANSITION SERVICES AGREEMENT

This Executive Transition Services Agreement (this “Agreement”), dated as of December 6, 2005 (“Effective Date”), is made between Safeco Corporation, a Washington corporation (“Safeco”), and Michael S. McGavick (“Executive”).

Recitals

A. Executive has been employed as Safeco’s Chairman, President and Chief Executive Officer. Executive voluntarily announced his resignation as President and Chief Executive Officer effective August 31, 2005, but following that announcement he agreed to remain in those positions until a new President and Chief Executive Officer was named. Executive also agreed to provide transition services as an employee of Safeco until February 28, 2006.

B. Executive and Safeco have voluntarily agreed to enter into this Agreement, which sets forth the complete understanding between Executive and Safeco regarding Executive’s voluntary resignation as Safeco’s President and Chief Executive Officer, Executive’s provision of transition services until his termination of employment effective February 28, 2006, and the commitments and obligations arising out of the termination of the employment relationship between Executive and Safeco.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Safeco and Executive agree as follows:

1.	EMPLOYMENT TRANSITION

Executive resigned his positions as Safeco’s and its subsidiaries President and Chief Executive Officer effective December 31, 2005. Executive will resign as Chairman of the Board and as a director of Safeco and its subsidiaries effective December 31, 2005. Executive has agreed to provide executive transition services until February 28, 2006 (“Separation Date”).

2.	SERVICES

Executive will remain an employee of Safeco and will provide such transitional support to the successor Chief Executive Officer as the Safeco Board of Directors deems appropriate.

3.	COMPENSATION

Until the Separation Date, Safeco agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered by him, the following compensation:

3.1 Base Salary

Executive’s annual base salary is reduced to Seven Hundred Fifty Thousand Dollars ($750,000) before all customary payroll deductions effective as of December 1, 2005, and further reduced to One Hundred Thousand Dollars ($100,000) before all customary payroll deductions effective as of January 1, 2006. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Safeco are paid.

3.2 Bonus

Executive may also be entitled to receive, in addition to the base salary described above, an annual bonus for 2005 in an amount to be determined by the Board of Directors of Safeco or under the Board’s delegated authority by the Compensation Committee of the Board (the “Committee”), in its or their sole discretion. Executive’s bonus will be based on (i) a smooth and orderly transition of the responsibilities of the Chief Executive Officer, (ii) the Executive’s commitment to remain with Safeco until the Separation Date, (iii) the performance of Executive’s duties as described in Section 2 above, and (iv) Safeco’s financial and operating performance for fiscal year 2005.

3.3 Equity Grants

(a) Vested Options. Executive shall be considered an “employee” of Safeco through the Separation Date for compensation purposes and under all employee benefit plans, programs, and arrangements, including without limitation the Safeco Long-Term Incentive Plan of 1997, as amended (the “LTIP”). All stock options granted to Executive under the LTIP, which are fully vested and non-forfeitable as of the Separation Date will be exercisable for three (3) months from the Separation Date.

(b) Unvested Options. In consideration of Executive (i) remaining employed as Safeco’s President and CEO until December 31, 2005, (ii) providing transition services through the Separation Date and (iii) agreeing not to compete with Safeco or solicit its employees as set forth in Sections 7.2 and 7.3 of this Agreement, Safeco shall accelerate and fully vest, on the Separation Date, the following stock options (the “Options”):

Type	Grant Date	Exercise Price	No. of Shares
ISO	May 1, 2002	$33.32	3,001
NQ	May 1, 2002	$33.32	102,097
NQ	May 7, 2003	$38.19	105,200

The terms and conditions of the LTIP and Executive’s award agreements, pursuant to which the Options were granted, will continue to govern such Options. Except for the Options, all equity awards granted to Executive that are not fully vested on the Separation Date shall be deemed to have expired without vesting. Executive acknowledges that accelerated stock options may not qualify for preferential income tax treatment as an incentive stock option under the Internal Revenue Code.

4.	BENEFITS

4.1 Retirement and Savings Plans

Until the Separation Date, Executive shall be entitled to continue to participate in all defined contribution plans and defined benefit plans, including excess benefit or supplemental retirement plans or agreements, maintained by Safeco, as now or hereinafter in effect, that are applicable to Safeco’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Benefits payable under such plans shall commence pursuant to the terms of such plans.

4.2 Other Benefit Programs

Until the Separation Date, Executive will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in all other employee benefit plans, programs and arrangements of Safeco, as now or hereinafter in effect, that are applicable to Safeco’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, and subject to Section 4.1.

4.3 Housing Loan

In connection with Executive’s relocation to Seattle in 2001 Safeco provided Executive with a home purchase loan in an amount of $1,275,000. The principal amount will be due one (1) year after the Separation Date. This is consistent with the original loan terms and nothing contained in this Agreement or otherwise amends this loan in any manner.

4.4 Vacation and Other Leaves

Executive shall be entitled to use any accrued but unused vacation and other paid absences during this calendar year and for unused vacation carried over from the previous calendar year, whether for holidays, illness, or any similar purposes, in accordance with policies applicable generally to executive officers of Safeco. After the Separation Date, no vacation or other paid absences shall accrue.

4.5 Expenses

Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Safeco; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Safeco.

5.	TERMINATION UPON DEATH OR DISABILITY

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or total disability of Executive. The term “total disability” as used herein shall mean Executive’s inability to perform the duties set forth in Section 2 hereof for a period of sixty (60) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and Safeco acknowledge that Executive’s ability to perform the duties specified in Section 2 is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) on the day in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors of Safeco of Executive’s total disability, as defined herein. At the Separation Date, all compensation and benefits set forth in this Agreement shall cease.

6.	RELEASE

In consideration of the acceleration of the Options pursuant to Section 3.3(b) and other consideration and benefits provided to Executive under this Agreement, Executive agrees to sign a general release and settlement agreement on the Separation Date in a form that is satisfactory to Safeco.

7.	NONCOMPETITION AND NONSOLICITATION

7.1 Applicability

This Section 7 shall survive the termination of Executive’s employment with Safeco.

7.2 Scope of Competition

Executive agrees that he will not, directly or indirectly, during his employment and for a period of three (3) years from the Separation Date, be employed by, consult with, be a director of or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include any entity that writes a line of direct personal insurance, small-to-medium sized commercial insurance or surety in substantially the same form as sold by Safeco on the date of this Agreement, in all cases within the geographical area of the United States, unless released from such obligation in writing by Safeco’s Board of Directors. Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner, employee, consultant or agent, or (b) a corporation or association of which he is a shareholder, officer, employee, director, consultant or agent; provided, however, that nothing in this Agreement shall prevent the purchase or ownership by Executive of shares or ownership interests that constitute less than one percent of the outstanding equity securities of a publicly or privately held corporation or other entity, if Executive had no other relationship with such corporation or entity.

7.3 Scope of Nonsolicitation

Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Safeco to cease his or her relationship with Safeco or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Safeco to do business or in any way become associated with any Competitor in anyway that is competitive with Safeco’s business on the date of this Agreement. This Section 7.3 shall apply during the time period and geographical area described in Section 7.2.

7.4 Assignment of Intellectual Property

All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) that Executive has developed or develops, has conceived or conceives or first reduces to practice during the term of his employment with Safeco or within one year after the termination of his employment with Safeco or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of Safeco (and to the fullest extent permitted by law shall be deemed “works made for hire” under federal copyright law), together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Executive hereby assigns to Safeco all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Executive’s performance of services under this Agreement, to Safeco’s field of business or to Safeco’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Safeco or (b) are developed in whole or in part on Safeco’s time or developed using Safeco’s equipment, supplies, facilities or trade secret information, or other resources of Safeco, whether or not the work product relates to Safeco’s field of business or Safeco’s actual or demonstrably anticipated research. The provisions of this Section 7.4 do not apply to any inventions for which no Safeco equipment, supplies, facilities, or trade secret information was used and that were developed entirely on Executive’s own time, unless: (i) the invention relates directly to Safeco’s business; (ii) the invention relates directly to Safeco’s actual or demonstrably anticipated research or development; or (iii) the invention results from any work Executive performed for Safeco. This constitutes notice pursuant to Revised Code of Washington Section 49.44.140.

7.5 Disclosure and Protection of Inventions

Executive hereby represents that he has previously disclosed or shall disclose in writing before the Separation Date all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Safeco promptly after its or their development. At Safeco’s request and at Safeco’s expense, Executive will assist Safeco or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Safeco; (b) executing documents of assignment to Safeco or its designee of all of Executive’s right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Safeco or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

7.6 Nondisclosure; Return of Materials

During the term and following termination of Executive’s employment with Safeco, Executive will not disclose (except as required by his duties to Safeco) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Safeco of which Executive becomes informed or aware during his employment, whether or not developed by Executive. On or before the Separation Date, Executive will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Safeco which pertain to his employment with Safeco or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

7.7 Equitable Relief

Executive acknowledges that the provisions of this Section 7 are essential to Safeco, that Safeco would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Safeco as a result of a breach of this Section 7 cannot be adequately remedied by damages, and Executive agrees that Safeco, notwithstanding any other provision of this Agreement, including, without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

7.8 Effect of Violation

Executive and Safeco acknowledge and agree that additional consideration has been given for Executive entering into this Section 7, such additional consideration including, without limitation, certain provisions for acceleration of the Options pursuant to Section 3.3(b) of this Agreement. Violation by Executive of this Section 7 shall result in the forfeiture of any option gain realized by Executive from exercising all or any portion of the Options, which shall be immediately payable to Safeco; provided however Executive shall not be relieved of his obligations, as required hereunder.

7.9 Definition of Safeco

For purposes of subsection 7.2 and subsection 7.3 hereof, “Safeco” shall include all subsidiaries of Safeco and any business ventures in which Safeco or its subsidiaries may control on the date of this Agreement.

8.	REPRESENTATIONS AND WARRANTIES

In order to induce Safeco to enter into this Agreement, Executive represents and warrants to Safeco as follows:

8.1 No Violation of Other Agreements

Neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

8.2 Patents, Etc.

Executive has prepared and attached hereto as Schedule 1 a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof, which are subject to prior agreement or which Executive desires to exclude from this Agreement, or, if no such list is attached, Executive hereby represents and warrants to Safeco that there are no such inventions, patent applications or patents.

9.	INDEMNIFICATION

Executive shall be indemnified by Safeco to the extent permitted by applicable law and as provided by Article XII of Safeco’s Bylaws.

10.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Michael S. McGavick
[such address as may appear in the personnel
records of Safeco or such other address as
Executive may specify in writing]

If to Safeco:	Secretary
Safeco Corporation
Safeco Plaza
Seattle, WA 98185

Copy to:	General Counsel
Safeco Corporation
Safeco Plaza
Seattle, Washington 98185

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.	WAIVERS

No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.	ARBITRATION

Subject to the provisions of Section 7.7 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Safeco and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Safeco and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Safeco and Executive.

15.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

16.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.	HEADINGS

All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.	ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between Safeco and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Safeco and Executive with respect to such subject matter, including the Amended and Restated Employment Agreement dated as of January 5, 2005, are superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

/s/ Michael S. McGavick
Michael S. McGavick

Safeco Corporation

By:	/s/ Joseph W. Brown
Board of Directors

SCHEDULE 1

None.